UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2021

SCYNEXIS, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36365	56-2181648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

(Address of Principal Executive Offices, and Zip Code)

(201)-884-5485

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SCYX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Eric Francois, Chief Financial Officer of SCYNEXIS, Inc. (the “Company”), will resign to return to his prior career in investment banking. Mr. Francois will continue in his current role through November 19, 2021 (the “Transition Date”), to complete the Company’s third quarter reporting obligations and to facilitate a smooth transition to an interim chief financial officer.

On November 1, 2021, the Board of Directors of SCYNEXIS appointed Lawrence Hoffman, CPA, ESQ, of Danforth Advisors, LLC (“Danforth”) as interim Chief Financial Officer, effective as of the Transition Date. In connection with his appointment, Mr. Hoffman will serve as the Company’s principal financial officer and principal accounting officer. Prior to the Transition Date, Mr. Hoffman will serve as a consultant to SCYNEXIS pursuant to the Company’s consulting agreement with Danforth.

Mr. Hoffman, age 67, has served as chief financial officer to a number of public and privately held companies in industries including biotechnology and life sciences. Mr. Hoffman received a B.S. in Business Administration from La Salle University, a Masters of Law (Taxation) from Villanova University School of Law, and a J.D. from Temple University. He is a Certified Public Accountant in the state of Pennsylvania. Mr. Hoffman has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Hoffman and any other person pursuant to which he was elected as an officer of the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Date: November 3, 2021	By:	/s/ Marco Taglietti
	Name:	Marco Taglietti, M.D.
	Its:	Chief Executive Officer